Exhibit 99.1

FOR IMMEDIATE RELEASE

IRIDEX Reports 2014 First Quarter Results

Revenue Up 16% to $10.3 Million Year over Year

Mountain View, CA. – May 1, 2014 – IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the first quarter ended March 29, 2014.

•	Revenues were $10.3 million in the first quarter of 2014, up 16% from $8.9 million in the 2013 first quarter.
•	Gross margin for the quarter was 48.9%, up from 47.3% in the first quarter of last year.
•

Operating income in the 2014 first quarter was $0.6 million compared with operating income of $0.9 million in last year’s first quarter, which included a one-time gain of $0.5 million from the demutualization of our insurance carrier.

•

Net income was $0.5 million, or $0.05 per diluted share, for the first quarter of 2014, compared to net income in last year’s first quarter, which included the one-time insurance gain, of $0.9 million, or $0.09 per diluted share.

•

Guidance for second quarter of 2014: The Company expects to achieve revenue of $10.3 million to $10.6 million, representing growth of 12% to 15% over last year’s second quarter. Gross margin is anticipated to come in between 48% and 50%, operating expenses are expected to be $4.4 million to $4.6 million

President and CEO Will Moore said, “We had another excellent quarter of double-digit growth and continue to see strong demand for our products in the marketplace, both in the U.S. and internationally. Excluding the one-time gain we recorded this time last year, our 16% year over year revenue growth drove a 41% increase in operating income from the prior year quarter. I believe this demonstrates the leverage we have in our business.

Mr. Moore continued, “Our innovative, proprietary, tissue-sparing MicroPulse™ technology continues to prove itself clinically in terms of efficacy, durability and safety as a treatment for a variety of ophthalmic disorders, all with large and growing domestic and international markets. The demand for MicroPulse is consistent with the demand for value-based medicine solutions on a worldwide basis. More specifically in the US as the healthcare business model shifts away from a fee for service model, we believe MicroPulse with its comparable outcomes at a lower cost to society should drive revenue growth for the foreseeable future.”

During the first quarter 2014, the Company continued to execute its share repurchase program buying approximately 40,000 shares at an average price of $8.69 and had approximately $2.2 million remaining available for stock purchases.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, May 1, 2014 at 5:00 p.m. Eastern Time. Interested parties may access the live conference call via telephone by dialing (877) 407-0784 (U.S.) or (201) 689-8560 (International) and requesting the IRIDEX First Quarter 2014 Earnings Conference Call, or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on Thursday, May 1, 2014 through Thursday May 8, 2014 by dialing (877) 870-5176 (U.S.) or (858) 384-5517 (International) and entering Replay Pin # 13580951. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through both direct and independent sales forces and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the Company’s website at http://www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to the size and growth of markets in which the Company operates, US and international buying patterns, the success of the Company’s marketing and sales efforts and operational execution, the adoption of and demand for MicroPulse laser therapy and the Company’s other products, anticipated new product releases and the Company’s guidance concerning fiscal 2014 second quarter financial results, including anticipated ranges of revenue, operating expenses and gross margin rates and revenue growth rates. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013, which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:	Investor Relations Contact:
Jim Mackaness	Rene Caron
Chief Financial Officer	Allen & Caron
& Chief Operating Officer	949-474-4300
650-940-4700	Rene@allencaron.com

TABLES FOLLOW

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	March 29, 2014	March 30, 2013
Total revenues	$10,329	$8,939
Cost of revenues	5,274	4,708
Gross profit	5,055	4,231
Operating expenses:
Research and development	1,194	996
Sales and marketing	1,748	1,625
General and administrative	1,516	1,186
Proceeds from demutualization of insurance carrier	—	(473)
Total operating expenses	4,458	3,334
Income from operations	597	897
Other expense, net	97	18
Income from operations before provision for income taxes	500	879
Provision for income taxes	13	5
Net income	$487	$874
Net income per share:
Basic	$0.05	$0.10
Diluted	$0.05	$0.09
Weighted average shares used in computing net income per share
Basic	9,963	8,511
Diluted	10,526	9,802

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 29, 2014	December 28, 2013
Assets
Current Assets:
Cash and cash equivalents	$13,969	$13,444
Accounts receivable, net	6,732	7,345
Inventories	9,858	10,605
Prepaids and other current assets	730	576
Total current assets	31,289	31,970
Property and equipment, net	575	543
Intangible assets, net	296	328
Goodwill	533	533
Other long-term assets	288	303
Total assets	$32,981	$33,677
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,770	$2,278
Accrued compensation	1,398	1,891
Accrued expenses	1,335	1,592
Accrued warranty	484	468
Deferred revenue	1,084	1,133
Total current liabilities	6,071	7,362
Long-Term Liabilities:
Other long-term liabilities	342	461
Total liabilities	6,413	7,823
Stockholders’ equity:
Common stock	105	104
Additional paid-in capital	40,897	40,671
Accumulated deficit	(14,434)	(14,921)
Total stockholders’ equity	26,568	25,854
Total liabilities and stockholders’ equity	$32,981	$33,677